EXHIBIT 99.1

For Information Contact:

Larry Wahl 954-489-4000 x7225

SportsLine.com, Inc. Announces Acquisition Proposal by Viacom Inc.

SportsLine.com and CBS Agree to Defer July 1 Payment

FORT LAUDERDALE, FL (July 1, 2004) – SportsLine.com, Inc. (Nasdaq: SPLN), a leading Internet sports media company and publisher of CBS SportsLine.com (http://cbs.sportsline.com), today announced that Viacom Inc. (NYSE: VIA and VIA.B) has made a proposal to SportsLine.com’s Board of Directors to acquire all of SportsLine.com’s common stock it does not already own at a purchase price of $1.50 per share in cash. Viacom’s proposal is subject to, among other things, completion of its due diligence and negotiation of a mutually acceptable definitive merger agreement. Viacom currently is the beneficial owner of approximately 38% of SportsLine.com’s outstanding common stock.

A special committee of SportsLine.com’s Board of Directors, formed to evaluate strategic alternatives for the Company, will consider and evaluate Viacom’s proposal. Perseus Group, an independent investment bank, is advising the special committee in connection with Viacom’s proposal and other strategic alternatives.

In connection with Viacom’s proposal, SportsLine.com and CBS Broadcasting Inc. amended their agreement pursuant to which SportsLine.com operates its flagship Web site, CBS SportsLine.com. Pursuant to the amendment, CBS and SportsLine.com agreed to defer until August 1, 2004 the payment to CBS of cash and additional shares of SportsLine.com common stock that would otherwise have been due on July 1, 2004 in order to provide the special committee with additional time to evaluate strategic alternatives. The fair market value of the stock to be issued to CBS on August 1, 2004 will be determined based on the closing price of SportsLine.com’s common stock for the five-day period ending on and including July 30, 2004. No other provisions of the agreement were modified.

Neither SportsLine.com nor its management has entered into any agreement with respect to Viacom’s proposal, and there can be no assurances that a definitive agreement will be reached.

About SportsLine.com, Inc.

SportsLine.com (Nasdaq:SPLN) is at the leading edge of media companies providing Internet sports content, community and e-commerce. As the publisher of CBS SportsLine.com and the official Web sites of the NFL, PGA TOUR and NCAA Sports, the Company serves as one of the most comprehensive sports information sources available, containing an unmatched breadth and depth of multimedia sports news, information, entertainment and merchandise.

Note: This press release contains forward-looking statements, which involve risks and uncertainties. SportsLine.com’s actual results could differ materially from those anticipated in these forward-looking statements. Factors that might cause or contribute to such differences include, among others, competitive pressures, dependence on advertising revenues, which are difficult to forecast, the growth rate of the Internet, constantly changing technology and market acceptance of the Company’s products and services. In addition to these risks, the Company’s business and results of operations may be materially adversely affected by the outcome of the pending class action securities litigation. Investors are also directed to consider the other risks and uncertainties discussed in SportsLine.com’s Securities and Exchange Commission filings, including those discussed under the caption “Risk Factors That May Affect Future Results” in SportsLine.com’s latest Annual Report on Form 10-K. SportsLine.com undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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